CONSULTANT AGREEMENT

     This Agreement is made and entered into as of the June 9 day of June 2005 by and between CHINA HEALTH HOLDING, INC. (CHHH:OTCBB), a Nevada corporation with its principal executive office located at Park Place Suite # 600 - 666 Burrard Street, Vancouver, BC Canada V6C 2X8 (the "Company"), and CEOCAST, INC., a New York corporation with its principal executive office located at 55 John Street, 11th Floor, New York, New York 10038 (the "Consultant").

                              W I T N E S S E T H:

     In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Purpose. The Company hereby retains the Consultant during the Term (as defined below) to render investor relations services to the Company, upon the terms and conditions as set forth herein.

2. Term. The initial term of this Agreement shall be for a period of three (3) months from the date hereof (the "Initial Term"). Unless during the Initial Term the Company delivers notice in writing of its intention to terminate this Agreement, after expiration of the Initial Term, the terms of this Agreement shall continue for an additional period of nine (9) months through June 8th, 2006 (the "Additional Term" and together with the Initial Term, the "Term").

3. Duties of Consultant. During the Term of this Agreement, the Consultant shall provide to the Company those IR programs and services outlined in Exhibit A. Notwithstanding the foregoing, it is understood and acknowledged by the parties that the Consultant: (a) shall perform its analysis and reach its conclusions about the Company independently, and that the Company shall have no involvement therein; and (b) shall not render advice and/or services to the Company in any manner, directly or indirectly, that is in connection with the offer or sale of securities in a capital raising transaction or that could result in market making.

4. Expenses. The Company, upon receipt of appropriate supporting documentation, shall reimburse the Consultant for any and all reasonable out-of-pocket expenses incurred by it in connection with services requested by the Company, including, but not limited to, all charges for travel, printing costs and other expenses spent on the Company's behalf. The Company shall immediately pay such expenses upon the presentation of invoices. Consultant shall not incur more than an aggregate of $500 in expenses each month without the express consent of the Company.

5. Compensation. For services to be rendered by the Consultant hereunder, the Company shall pay the Consultant $7,500 on or before the 9th day of each month during the Term. Upon signing the Agreement the Company shall (a) pay


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     Consultant  $7,500,  which shall  represent the first month's payment under
     the   Agreement,   and  (b)  issue   Consultant   125,000  fully  paid  and
     non-assessable shares of common stock of the Company (the "Initial Shares"), as SEC rule S-8 registration. If this Agreement continues for the Additional Term, immediately upon expiration of the Initial Term the Company shall issue the Consultant 375,000 fully paid and non-assessable shares of common stock of the Company (the "Additional Shares" and together with the Initial Shares, the "Shares") as SEC 144 rules. The Company shall also reimburse Consultant for expenses pursuant to Section 4 of this Agreement. The Company hereby agrees to include the Shares in a Form S-8 registration statement, which the Company shall use its best efforts to file with the Securities and Exchange Commission as soon as reasonably practical after the date of this Agreement. All costs and expenses of such registration shall be paid solely by the Company.

6. Further Agreements. Because of the nature of the services being provided by Consultant hereunder, Consultant acknowledges that if it may receive access to Confidential Information (as defined in Section 7 hereof ) and that, as a consultant to the Company, it will attempt to provide advice that serves the best interest of the Company. Because of the uniqueness of this relationship, the Consultant covenants and agrees that, with respect to the Shares, Consultant shall, at all times that it is the beneficial owner of such Shares, vote the Shares on all matters coming before it as a stockholder of the Company in the same manner as the majority of the Board of Directors of the Company shall recommend.

7. Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it may be given access to confidential information which may include, but will not be limited to, the following types of information: financial statements and related financial information with respect to the Company and its subsidiaries, trade secrets, products, product development, product packaging, future marketing materials, business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company's business (collectively, "Confidential Information").

          Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform its duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for its own private or commercial purposes. Consultant shall also refrain from disclosing any such Confidential Information to any third parties. Consultant further agrees that upon termination or expiration of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing Confidential Information. Consultant understands and agrees that the Company might be irreparably harmed by violation of this Agreement and that monetary damages may be inadequate to compensate the Company. Accordingly,

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     the Consultant agrees that, in addition to any other remedies  available to it at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

          Notwithstanding the foregoing, nothing herein shall be construed as prohibiting Consultant from disclosing any Confidential Information (a) which at the time of disclosure Consultant can demonstrate either was in the public domain and generally available to the public or which thereafter becomes a part of the public domain and is generally available to the public by publication or otherwise through no act of the Consultant, (b) which Consultant can establish was independently developed by a third party who developed it without the use of Confidential Information and who did not acquire it directly or indirectly from Consultant under an obligation of confidence, (c) which Consultant can show was received by it after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence, or (d) to the extent that the Consultant can reasonably demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding.

8. Indemnification. The Company agrees to indemnify and hold Consultant harmless from any loss, costs or expenses incurred as a result of or arising out of Consultant's dissemination or publication of any documents or literature issued or approved by the Company in the event that it is established by a court of competent jurisdiction that such materials contain material misrepresentations or false or misleading information, or omit to state a material fact necessary to prevent a statement that is made from being false or misleading.

          Consultant agrees to indemnify and hold the Company harmless from any loss, costs or expenses incurred as a result of or arising out of Consultant's dissemination or publication of any documents or literature not issued or approved by the Company in the event that it is established by a court of competent jurisdiction that such materials contain material misrepresentations or false or misleading information, or omit to state a material fact necessary to prevent a statement that is made from being false or misleading.

9. Termination. This Agreement may be terminated by the Company at any time after delivering fifteen (15) business days' prior written notice of termination. If the Company delivers a notice of termination to Consultant during the Initial Term, the Company shall be liable to Consultant for compensation pursuant to Section 5 for the duration of the Initial Term. If the Company delivers a notice of termination to Consultant during the Additional Term, the Company shall be liable to Consultant only for services rendered by Consultant through the date of termination.

10. Severability. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby

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     and, to this extent, the provisions of this Agreement shall be deemed to be severable.

11. Governing Law; Venue; Jurisdiction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to principles of conflicts or choice of law thereof. Each of the parties consents to the jurisdiction of the U.S. District Court in the Southern District of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at it address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. Each party waives its right to a trial by jury.

12.  Miscellaneous.

     (a) Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid,

          if to the Company, addressed to it at:

             China Health Holding, Inc.
             Park Place, Suite 600
             666 Burrard Street
             Vancouver, B.C. V6C 2X8
             Attention: Administrator
             Facsimile Number: (604) 608-8786

             with copies to (which shall not constitute notice):

             Sichenzia Ross Friedman Ference LLP
             1065 Avenue of the Americas, 21st Floor
             New York, NY 10018
             Attention: Richard A. Friedman, Esq.
             Facsimile Number: (212) 930-9725

        if to the Consultant, addressed to it at

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             CEOCAST, INC.
             55 John Street, 11th Floor
             New York, New York 10038
             Attention: The President/CEO
             Facsimile Number: 1- (212) 732-1131

          or to such address as may hereafter be designated in writing by one party to the other. Any notice or other communication hereunder shall be deemed given three days after deposit in the mail if mailed by certified mail, return receipt requested, or on the day after deposit with an overnight courier service for next day delivery, or on the date delivered by hand or by facsimile with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated above (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received).

     (b) This Agreement embodies the entire Agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.

     (c) This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

     (d) This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party.


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                                    EXHIBIT A
                            IR PROGRAM AND SERVICES


1. Interviews on CEOCast's Internet site at www.ceocast.com that will be distributed to over 275,000 opt-in healthcare investors registered on our Internet site.

2. Company featured on the Home Page of CEOcast Internet site for one week each quarter.

3. The writing and distribution of press releases to over 275,000 opt-in healthcare investors.

4.   Company covered in CEOcast weekly newsletter.

5.   Calls to 200 brokers on each news release.

6. Meetings with small-cap brokerage firms and brokers to develop support for the company's stock and research coverage. Consultant shall arrange at least 12 days of meetings during the one year term of the agreement, with approximately 3 per quarter.

7.   Investor line to handle call volume.

8.   Strategic advice and other customary IR services.

9.   Meetings with micro-cap institutional investors.




                    [Notary Public Signatures page follows.]


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     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date hereof.


THE COMMON SEAL OF
CHINA HEALTH HOLDING, INC.
Was hereto affixed    c/s
in the presentce of

                                     By: /s/ Julianna Lu
                                         -------------------------------------
                                     Name: Julianna Lu, An authorized Sinatory
                                     Title: President/CEO/Director

                                     By: /s/ XiaoFei Yu
                                         -------------------------------------
                                     Name: XiaoFei Yu
                                     Title: VP and Director

                                     Date on  9th of JUNE, 2005


SIGNED ( AS NOTARY PUBLIC SIGNATORY), SEALED AND DELIVERED BY CEOCAST, INC. by its authorized (NOTATRY PUBLIC)
SIGNATORY in the presentce of
                                              CEOCAST, INC.


 /s/ Granville____________________            By: /s/ Michael Wachs
                                                  ---------------------------
                                              Name: MICHAEL WACHS, Authorized
                                              Signatory
__________________________________            Title: The President/CEO
                                              Date on________of June, 2005
Signature of Witness
(Print Name):_____________________
                                              By:__________________________
__________________________________            Name:
__________________________________            Title:________________________
Signatory of Witness
(Print Name)
Date on ____________of June ,  2005